Exhibit 4.3

May 9, 2008

CONSENT OF FIRM

To:          the Board of Directors of Eldorado Gold Corporation

                United States Securities and Exchange Commission

Gentlemen:

Watts, Griffis and McOuat Limited (“WGM”) consent to:

1.     The incorporation by reference in the Offer and Circular of Eldorado Gold Corporation (the “Company”), included as part of the Company’s Registration Statement on Form F-8 as filed with the Securities and Exchange Commission, of the description of the reports titled:

a.     “Addendum to a review of operations at Sao Bento Mineracao, Brazil for Eldorado Gold Corporation” dated April 27, 2000 and revised May 10, 2000;

b.     “Review of Operations at Sao Bento Mineracao, Brazil for Eldorado Corporation Ltd.”, dated May 13, 1996; and

c.     “Review of Ore Reserves and Metallurgical Operations at Sao Bento Mineracao, Brazil for Omar Muhtadi Inc.”, dated February 5, 1996 (the “Reports”);

2.     The information that forms the summary of the Reports and the description of certain mineral reserve estimates and other information pertaining to the Sao Bento Mine and to the use of my name under the Offer and Circular and Registration Statement as a named expert.

Dated as of the 9th day of May, 2008.

Sincerely,

WATTS, GRIFFIS AND McOUAT LIMITED

/s/ Michael Kociumbas, P. Geo.

Per:	Michael Kociumbas, P. Geo.
Vice-President

WATTS, GRIFFIS AND McOUAT LIMITED       Suite 400 - 8 King Street East, Toronto, Canada, MSC 1B5

TEL: (416) 364-6244 FAX: (416) 864-1675 EMAIL: wgm@wgm.ca WEB: www.wgm.ca